EXHIBIT 4.7


May 31, 1995


TO THE PERSONS ON ANNEX A HERETO:


Dear Sirs/Madams:

Reference is made to (i) that certain Investor Stock Purchase Agreement, dated as of October 23, 1990 (the "Agreement"), by and among BDM International, Inc. (formerly known as BDM Holdings, Inc., the "Company"), The Carlyle Partners Leveraged Capital Fund I, L.P., Equitable Capital Private Income and Equity Partnership II, L.P., Equitable Deal Flow Fund, L.P. and Richard King Mellon Foundation and (ii) that certain letter agreement, dated as of May 10, 1995 (the "Waiver Letter"), from the Company to the parties listed on Annex A thereto (such parties, the "Investor Stockholders"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

In consideration of the waiver by the Investor Stockholders of certain rights under the Agreement pursuant to the Waiver Letter, the Company hereby agrees to grant to the Investor Stockholders three additional demand registration rights. Accordingly, upon acceptance of this letter (which shall constitute Amendment No. 1 to the Agreement) by each of the Investor Stockholders, the first sentence of the third paragraph of Section 6.2 shall be amended by deleting the phrase "one occasion" and replacing it with the phrase "four occasions." In addition, the word "registration" in parts (i) and (ii) of the third paragraph of Section 6.2, shall be deleted and replaced with the word "registrations" and the word "is" in part (i) shall be replaced with the word "are".

If at any time a demand registration right is exercised, by one or more Investor Stockholders, each of the Investor Stockholders will have the right to participate, on a pro rata basis, in such registration.

This letter may be signed in any number of counterparts, all of which taken together shall be deemed to constitute a single instrument.

Sincerely,

BDM INTERNATIONAL, INC.



BY:
   ------------------------
Name: Philip A. Odeen
Title: President and Chief
        Executive Officer